                                                                    EXHIBIT 99.1

(SANDERSON FARMS, INC. LETTERHEAD)

                      CONTACT:  MIKE COCKRELL
                                TREASURER & CHIEF FINANCIAL OFFICER
                                (601) 649-4030


                          SANDERSON FARMS, INC. REPORTS
                     SECOND QUARTER RESULTS FOR FISCAL 2004

                                ----------------

            COMPANY ANNOUNCES SITE FOR NEW POULTRY COMPLEX IN GEORGIA


LAUREL, Miss. (May 25, 2004) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the second fiscal quarter and six months ended April 30, 2004.

         Net sales for the second quarter of fiscal 2004 were $272.7 million compared with $201.2 million for the same period a year ago. For the quarter, the Company reported net income of $33.4 million, or $1.67 per diluted share, compared with net income of $12.8 million, or $0.65 per diluted share, for the second quarter of fiscal 2003. In the prior-year quarter, the Company recognized $3.8 million, net of income taxes, or $0.19 per diluted share, for Sanderson Farms' share in the partial settlement of litigation against vitamin and methionine suppliers for overcharges.

         Net sales for the first six months of fiscal 2004 were $499.1 million compared with $385.4 million for the first half of fiscal 2003. Net income for the first half of the year totaled $52.4 million, or $2.64 per diluted share, compared with net income of $18.1 million, or $0.92 per diluted share, for the first six months of last year. During the first quarter of fiscal 2004, the Company recognized $177,000, net of income taxes, for Sanderson Farms' share in the partial settlement of lawsuits against vitamin and methionine suppliers for overcharges, compared with total similar recoveries of $7.6 million, or $0.38 per diluted share, during the first half of last year.

         On January 29, 2004, the Company's Board of Directors approved a three-for-two stock split effected in the form of a 50% stock dividend. All per share numbers for the periods presented have been adjusted to reflect this split.

         "Sanderson Farms had another strong financial and operating performance in the second quarter of fiscal 2004," said Joe F. Sanderson, Jr., president and chief executive officer of Sanderson Farms, Inc. "Our results reflect solid execution throughout our operations and a favorable market environment. We have continued to benefit from stronger consumer demand and improved market prices for poultry products compared with the same period last year."




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
Sanderson Farms Reports Second Quarter 2004 Results
Page 2
May 25, 2004


         According to Sanderson, market prices for all poultry products continued to trend higher during the second quarter of fiscal 2004 than in the prior-year period. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 15.0% in the Company's second fiscal quarter compared with the same period in 2003, and were up 13.2% for the first six months of the fiscal year compared with the first half of last year. Bulk leg quarter prices increased approximately 77% for the quarter and 73% for the first half of the year compared with the same periods last year. In addition, boneless breast meat prices during the quarter were approximately 39% higher than the prior-year period, and were up 30% through the first six months of the year. Wing prices averaged $1.11 per pound through the first six months of the fiscal year, up 82% from the average of $0.61 per pound for the first half of fiscal 2003. However, at the same time, market prices for corn and soybean meal, the Company's primary feed ingredients, increased 20.8% and 55.7%, respectively, compared with the second quarter a year ago. While grain prices have been volatile, the Company expects that prices will continue to trend higher for the remainder of fiscal 2004.

         "While we are pleased with our overall sales and marketing performance and our strong competitive position, we remain focused on pursuing additional opportunities to leverage the strength of our operations," added Sanderson. "We believe that Sanderson Farms is well positioned to benefit from the strong market environment and favorable demand trends as we head into the summer months. In light of current and expected market conditions, and considering higher grain costs for the balance of the fiscal year, we are comfortable with estimated earnings for the fiscal year in the range of $5.35 to $5.85 per share."

         The Company also announced today that sites in Colquitt and Cook Counties, Georgia, have been selected for the construction of a new poultry processing complex. Sites near Adel in Cook County, Georgia, have been selected for a new feed mill and hatchery, while a site near Moultrie in Colquitt County, Georgia, has been selected for the construction of a new poultry processing plant and wastewater treatment facility. These facilities will comprise a state-of-the-art poultry complex with capacity to process 1.2 million birds per week. At full capacity, the complex will employ approximately 1,700 people and require 130 contract growers.

          Sanderson Farms expects to invest approximately $96 million in the Georgia complex and anticipates that associated contract growers will invest an additional $85 million in poultry production facilities. The Company expects to begin construction of the facilities this summer, with initial operations at the new complex scheduled to begin during the Company's fourth fiscal quarter of 2005.

         According to Sanderson, the selection of these sites followed a thorough and deliberate process by the Company that has been ongoing for some time. "We received an extraordinary amount of cooperation from the economic development and government officials in the cities of Adel and Moultrie, as well as Cook and Colquitt Counties, the Georgia Department of Industry, Trade and Tourism, the University of Georgia Poultry Science Department, the Georgia Poultry Federation and the Governor of Georgia," said Sanderson. "We believe our expansion into the state of Georgia offers a unique opportunity to begin the next phase of growth for Sanderson Farms. The location of this new state-of-the-art poultry complex will put us closer to our growing list of customers. More importantly, we believe this expansion will enhance our ability to drive


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Sanderson Farms Reports Second Quarter 2004 Results
Page 3
May 25, 2004


revenues and earnings, and allow us to continue our record of building value for our shareholders."

         Sanderson Farms will hold a conference call to discuss this press release today, May 25, 2004, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.fulldisclosure.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 25, 2004.

         Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2003 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's second quarter ended April 30, 2004.











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
Sanderson Farms Reports Second Quarter 2004 Results
Page 4
May 25, 2004


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                             APRIL 30,                          APRIL 30,
                                                   -----------------------------      -----------------------------
                                                        2004           2003                2004           2003
                                                   -------------  --------------      -------------  --------------
Net sales                                          $     272,710  $      201,184      $     499,151  $      385,372
Costs and expenses:
    Cost of sales                                        203,495         172,803            387,293         340,396
    Selling, general and administrative                   14,243           7,059             25,503          14,250
                                                   -------------  --------------      -------------  --------------
                                                         217,738         179,862            412,796         354,646
                                                   -------------  --------------      -------------  --------------

    Operating income                                      54,972          21,322             86,355          30,726

Other income (expense):
    Interest income                                           50              12                 95              26
    Interest expense                                        (432)           (694)              (864)         (1,432)
    Other                                                      5              41                  7             (37)
                                                   -------------  --------------      -------------  --------------
                                                            (377)           (641)              (762)         (1,443)
                                                   -------------  --------------      -------------  --------------

Income before income taxes                                54,595          20,681             85,593          29,283
Income tax expense                                        21,158           7,865             33,170          11,130
                                                   -------------  --------------      -------------  --------------
Net income                                         $      33,437  $       12,816      $      52,423  $       18,153
                                                   =============  ==============      =============  ==============

Basic earnings per share                           $        1.69  $         0.66      $        2.67  $         0.93
                                                   =============  ==============      =============  ==============
Diluted earnings per share                         $        1.67  $         0.65      $        2.64  $         0.92
                                                   =============  ==============      =============  ==============
Dividends per share                                $        0.08  $         0.07      $        0.16  $         0.13
                                                   =============  ==============      =============  ==============

Weighted average shares outstanding:
    Basic                                                 19,753          19,413             19,655          19,464
                                                   =============  ==============      =============  ==============
    Diluted                                               19,972          19,678             19,893          19,750
                                                   =============  ==============      =============  ==============



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
Sanderson Farms Reports Second Quarter 2004 Results
Page 5
May 25, 2004




                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                                      APRIL 30,      OCTOBER 31,
                                                                                        2004              2003
                                                                                    -------------    --------------
                                                                                     (Unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                                                       $      51,174    $       22,224
    Accounts receivable, net                                                               48,489            46,195
    Inventories                                                                            76,544            61,753
    Prepaid expenses                                                                       13,491            13,001
                                                                                    -------------    --------------

Total current assets                                                                      189,698           143,173

Property, plant and equipment                                                             388,569           376,234
Less accumulated depreciation                                                            (232,057)         (221,010)
                                                                                    -------------    --------------
                                                                                          156,512           155,224

Other assets                                                                                2,034               508
                                                                                    -------------    --------------

Total assets                                                                        $     348,244    $      298,905
                                                                                    =============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                                $      18,390    $       19,033
    Accrued expenses                                                                       32,287            37,540
    Current maturities of long-term debt                                                   10,670             4,364
                                                                                    -------------    --------------
Total current liabilities                                                                  61,347            60,937

Long-term debt, less current maturities                                                    15,178            21,604
Claims payable                                                                              2,600             2,600
Deferred income taxes                                                                      17,005            16,665
Stockholders' equity                                                                      252,114           197,099
                                                                                    -------------    --------------

Total liabilities and stockholders' equity                                          $     348,244    $      298,905
                                                                                    =============    ==============


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